Item 23(j)



                                                 Independent Auditors' Consent


The Board of Trustees
Oppenheimer International Small Company Fund:

We consent to the use in this Registration Statement of Oppenheimer International Small Company Fund of our report dated September 22, 1998 included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement, and "Independent Auditors" appearing in the Statement of Additional Information.



                                             /s/ KPMG Peat Marwick LLP
                                            -------------------------
                                          KPMG Peat Marwick LLP


Denver, Colorado
December 18, 1998